Exhibit 15.1

KPMG Samjong Accounting Corp. 27th Floor, Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul 06236 Republic of Korea	Tel +82 2 2112 0100 Fax +82 2 2112 0101 www.kpmg.com/kr

April 26, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KB Financial Group Inc. and, under the date of April 26, 2023, we reported on the consolidated financial statements of KB Financial Group Inc. as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On April 26, 2023, the auditor-client relationship ceased. We have read KB Financial Group Inc.’s statements included under Item 16F of its Form 20-F dated April 26, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with KB Financial Group Inc.’s statement in the first paragraph that the change of newly engaged accountants was approved by the Audit Committee, or any of the KB Financial Group Inc.’s statements in the second paragraph that relates to the stated reason for changing principal auditors.

Very truly yours,

/s/ KPMG Samjong Accounting Corp.